SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C. 20549


                               FORM 8-K


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):     May 6, 1997



Commission file number 0-11413



                    MERIDIAN INSURANCE GROUP, INC.
        (Exact name of registrant as specified in its charter)




               Indiana                             35-1689161
   (State or other jurisdiction of      (IRS Employer Identification No.)
    incorporation or organization)




                      2955 North Meridian Street
                            P.O. Box 1980
                        Indianapolis, IN  46206
               (Address of principal executive offices)




Registrant's telephone number, including area code:  (317) 931-7000




           MERIDIAN INSURANCE GROUP, INC., AND SUBSIDIARIES


ITEM 5.     Other Events

      See the following press release dated May 6, 1997, announcing the authorization to repurchase outstanding common stock.

      FOR IMMEDIATE RELEASE

         Meridian Insurance Group Announces Stock Repurchase Plan

      Meridian Insurance Group, Inc., announced today that its Board of Directors has authorized the repurchase of up to 350,000 shares, or approximately 5% of the Company's outstanding common stock. Purchases are authorized to be made from time to time in open-market or privately negotiated transactions, depending on market conditions.

      "Meridian Insurance Group is committed to creating long-term value for its shareholders," said Norma Oman, President and Chief Executive Officer of the Company. "This action by the Board is based on our confidence in the Company's future. The Board believes that the recent market price of the stock does not adequately reflect the true value of the Company. Accordingly, Meridian Insurance Group stock represents an attractive investment opportunity for the Company. We also continue to look for attractive acquisitions and other opportunities for profitable growth and geographic expansion."

      Meridian Insurance Group, Inc., provides automobile, homeowners, farmowners, and other personal lines coverage, and commercial insurance. The insurance coverage is written in 13 states, principally in the Midwest.




                             SIGNATURES



Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   MERIDIAN INSURANCE GROUP, INC.



  DATE:   May 7, 1997                   By:  /s/ Norma J. Oman
                                             Norma J. Oman, President and
                                             Chief Executive Officer

  DATE:   May 7, 1997                   By:  /s/ Steven R. Hazelbaker
                                             Steven R. Hazelbaker, Vice
                                             President, Chief Financial
                                             Officer and Treasurer